PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 12, 2002                                          Dated June 20, 2003
                                                                  Rule 424(b)(3)



                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2008


     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     Application will be made for the notes to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the London Stock Exchange plc.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                  Euro 50,000,000

Maturity Date:                     March 14, 2008

Settlement Date
    (Original Issue Date):         July 31, 2003

Interest Accrual Date:             July 31, 2003

Issue Price:                       92.58%

Specified Currency:                Euro

Interest Payment Dates:            Each March 14, commencing March 14, 2004

Interest Payment Period:           Annual

Interest Rate:                     1.5% per annum (calculated on an actual/
                                   actual day count basis)
Redemption Percentage
    at Maturity:                   100%

Initial Redemption
    Percentage:                    N/A

Annual Redemption
    Percentage Reduction:          N/A

Optional Repayment
    Date(s):                       N/A

Business Days:                     TARGET, London and New York

Denomination:                      Euro 1,000

Common Code:                       17150073

ISIN:                              XS0171500738

Other Provisions:                  None

     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY